                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[X]  Preliminary Proxy Statement     [_] Confidential, for Use of the Commission
                                         Only (as Permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                   VYYO INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

Notes:

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                                    VYYO INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON MAY 7, 2002

To our Stockholders:

     NOTICE IS HEREBY GIVEN that the 2002 annual meeting of stockholders of Vyyo Inc., a Delaware corporation, will be held at Vyyo's principal executive office located at 20400 Stevens Creek Boulevard, 8th Floor, Cupertino, California 95014, on Tuesday, May 7, 2002, at 10:00 a.m., local time, for the following purposes:

     1. ELECTION OF DIRECTORS. To elect two Class II directors to serve until the 2005 annual meeting of stockholders or until their respective successors are elected and qualified;

     2. AUTHORIZATION FOR THE BOARD OF DIRECTORS TO EFFECT A REVERSE STOCK SPLIT IN A RATIO OF ONE-FOR-THREE. To authorize the board of directors to amend Vyyo's Third Amended and Restated Certificate of Incorporation to effect a reverse stock split of Vyyo's common stock in a ratio of one-for-three, at any time until the 2003 annual meeting of stockholders;

     3. SELECTION OF INDEPENDENT AUDITORS. To ratify the appointment of Kesselman & Kesselman CPAs (ISR), a member of PricewaterhouseCoopers International Limited, as the independent auditors for Vyyo for the year ending December 31, 2002; and

     4. To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the proxy statement that is attached and made a part hereof.

     The board of directors has fixed the close of business on Monday, March 25, 2002 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

     Whether or not you expect to attend the annual meeting in person, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the annual meeting. If you send in your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

                                    By Order of the Board of Directors


                                    Davidi Gilo,
                                    Chairman of the Board

Cupertino, California
March ___, 2002

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                                    VYYO INC.
       20400 Stevens Creek Blvd., 8/th/ Floor, Cupertino, California 95014

                                 PROXY STATEMENT

General Information

     This proxy statement is furnished to stockholders of Vyyo Inc., a Delaware corporation, in connection with the solicitation by the board of directors of Vyyo of proxies in the accompanying form for use in voting at the 2002 annual meeting of stockholders to be held on Tuesday, May 7, 2002 at 10:00 a.m., local time, at Vyyo's principal executive office located at 20400 Stevens Creek Boulevard, 8/th/ Floor, Cupertino, California 95014, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the annual meeting. This proxy statement is being mailed to stockholders on or about April ___, 2002.

Revocability of Proxy

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by: (1) delivering to Vyyo (to the attention of Stephen P. Pezzola, Vyyo's Secretary) a written notice of revocation or a duly executed proxy bearing a later date; or (2) attending the annual meeting and voting in person.

Solicitation and Voting Procedures

     The solicitation of proxies will be conducted by mail and Vyyo will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the annual meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the annual meeting to beneficial owners of Vyyo's common stock. Vyyo may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

     The close of business on Monday, March 25, 2002, has been fixed as the record date for determining the holders of shares of Vyyo's common stock entitled to notice of and to vote at the annual meeting. As of the close of business on the record date, Vyyo had ________________ shares of common stock outstanding and entitled to vote at the annual meeting. The presence at the annual meeting of a majority, or _________________ of these shares of common stock, either in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. Each outstanding share of common stock on the record date is entitled to one vote on all matters.

     An automated system administered by Vyyo's transfer agent will tabulate votes cast by proxy and an employee of the transfer agent will tabulate votes cast in person at the annual meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. However, broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. In determining whether a proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal. With respect to Proposal No. 2, since Delaware law provides that the reverse split requires the approval of the holders of a majority of Vyyo's outstanding shares, not merely a majority of the shares present in person or represented by proxy at the annual meeting, abstentions and broker non-votes will each count as votes against Proposal No.
2. If no specific instructions are given with respect to matters to be acted upon at the annual meeting, shares of common stock represented by a properly executed proxy will be voted (1) FOR the election of management's nominees for Class II directors listed in Proposal No. 1; (2) FOR the proposal to authorize the board of directors to amend Vyyo's Third Amended and Restated Certificate of Incorporation to effect a one-for-three reverse split of the outstanding common stock at any time prior to the 2003 annual meeting of stockholders; and (3) FOR the ratification of the selection of Kesselman & Kesselman CPAs (ISR), a member of PricewaterhouseCoopers International Limited, as the independent auditors for Vyyo for fiscal year 2002.

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                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

         Vyyo's Certificate of Incorporation authorizes the number of directors to be not less than one, nor more than ten. The number of directors on the board is currently fixed at seven. Vyyo's board of directors is divided into three classes: Class I, Class II and Class III. The members of each class of directors serve staggered three-year terms. The board is currently composed of three Class I directors (Messrs. Gilo, Fischer and Griffin), whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2004; two Class II directors (Messrs. Broad and Brownstein), whose terms will expire upon the election and qualification of directors at the annual meeting and who have been nominated to continue to serve as Class II directors for three year terms following the annual meeting; and two Class III directors (Messrs. Kaplan and Zimmerman), whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2003.

         At the annual meeting, the stockholders will elect two Class II directors, each of whom will serve a three-year term until the annual meeting of stockholders to be held in 2005 or until a successor is elected or appointed and qualified or until the director's earlier resignation or removal. The board of directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

         Certain information about Messrs. Broad and Brownstein, the Class II nominees, is furnished below:

         Lewis S. Broad has been a member of the board of directors since November 1999. Since May 1, 2000, Mr. Broad has served as Chief Executive Officer of Portfab LLC, a manufacturer of heating enclosures. He is also a member of the board of directors of Vesta Corp., a company specializing in payment processing and fraud prevention for telephone and internet transactions. From November 1994 until November 1999, Mr. Broad also served as a director of DSP Communications, Inc., a developer of chip sets for wireless personal communication applications. Mr. Broad is also a private investor.

         Neill H. Brownstein was appointed as a member of the board or directors in December 1999. Mr. Brownstein is President of Neill H. Brownstein Corporation, a strategic investment management consulting firm that he founded in 1976. From June 1970 to January 1995, Mr. Brownstein was associated with Bessemer Securities Corporation and Bessemer Venture Partners, and during that period he served as a founding general partner of three affiliated venture capital funds. Mr. Brownstein also served on the board of directors of Giga Information Group. From November 1994 until November 1999, Mr. Brownstein also served as a director of DSP Communications.

         Directors are elected by a plurality of the votes cast at the annual meeting, and the director nominees who receive the greatest number of votes at the annual meeting (up to the number of directors to be elected) will be elected. Broker non-votes and abstentions will not affect the outcome of the vote on the election of directors.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                                                           ---
                    THE ELECTION OF THE NOMINEES NAMED ABOVE.

Directors and Executive Officers

         The following table sets forth certain information with respect to Vyyo's directors and executive officers:

         Directors and Executive Officers

         Name                         Age              Position
         ----                         ---              --------

         Davidi Gilo                   45    Chairman of the Board of Directors,
                                             Chief Executive Officer, and
                                             Interim Chief Financial Officer
         Lewis S. Broad /(1)(2)/       44    Director
         Neill H. Brownstein/(1)/      57    Director
         John P. Griffin               51    Director
         Avraham Fischer               45    Director
         Samuel L. Kaplan/(1)/         65    Director
         Alan L. Zimmerman/(2)/        59    Director
         Michael Corwin                45    President and Chief Operating
                                             Officer
         Menashe Shahar                51    Executive Vice President,
                                             Engineering, and Chief Technical
                                             Officer
         Stephen P. Pezzola            45    Executive Vice President, Corporate
                                             and Legal Affairs, and Secretary

_______________________________________
(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee

         Davidi Gilo has served as Vyyo's Chairman of the Board of directors since 1996. Mr. Gilo served as Chief Executive Officer of Vyyo from April 1999 until October 2000, and was reappointed as Chief Executive Officer in October 2001. Mr. Gilo has also served as Vyyo's Interim Chief Financial Officer since October 2001. From October 1998 until November 1999, Mr. Gilo also served as Chairman of the Board of DSP Communications, and from June 1999 until November 1999, he served as DSP Communications' Chief Executive Officer. Mr. Gilo also served as the Chairman of the Board of DSP Communications from its founding in 1987 through November 1997. Mr. Gilo also served as Chairman of the Board of Zen Research N.V., a developer of technology and intellectual property for use in CD and DVD optical storage devices, between July 1995 and December 1999, and was appointed as Zen Research plc's Chairman in April 2000. Between 1987 and 1993, he was the President and Chief Executive Officer of DSP Group, Inc., a developer of telephony and speech compression components, and he served as Chairman of the Board of DSP Group from 1987 until April 1995.

         Avraham Fischer has been a member of the board of directors since April 1996. Mr. Fischer is a managing partner in the law firm of Fischer, Behar, Chen & Co., of Tel Aviv, Israel, where he has served since 1982. Since January 1998, Mr. Fischer has served as co-Chairman of the Board of Isra-Air Aviation and Tourism, and since January 1997, he has been co-Chairman of the Board of Ganden Investment Ltd., which has holdings in a group of Israeli tourism and aviation companies. From January 1995 until October 2000, Mr. Fischer served as a director on the board of Nogatech, Inc., a developer of computer chips for telecommunications, and from 1996 until November 1999, he served as a director of DSP Communications.

         John P. Griffin has been a member of the board of directors since November 1999. Since December 2000, Mr. Griffin has served as the President and Chief Executive Officer of LightPointe Communications, Inc., a manufacturer of free space optical telecommunications equipment. From May 1999 to December 2000, he served as President of the Broadband Wireless Group of ADC Telecommunications, Inc., a telecommunications equipment provider and systems integrator, and from April 1998 until May 1999, he was General Manager of the Loop Transport Division of ADC Telecommunications. From September 1996 through April 1998, Mr. Griffin served as Vice President of Marketing for the Network Services Division of ADC Telecommunications. From March 1995 through September 1996, Mr. Griffin served as Vice President of

Marketing of RSI Systems, a manufacturer of desktop video conferencing equipment. Prior to that, he served for nine years with ADC Telecommunications, the first year as Manager of Technical Support and the remaining eight years in various marketing positions.

         Samuel L. Kaplan has been a member of the board of directors since July 1999. Mr. Kaplan has been a partner in the law firm of Kaplan, Strangis and Kaplan, P.A. of Minneapolis, Minnesota, since October 1978. Mr. Kaplan also served as a director of USP Real Estate Investment Trust, a real estate investment trust. From 1991 until June 1999, Mr. Kaplan also served as a director of DSP Group.

         Alan L. Zimmerman has been a member of the board of directors since July 1999. Since November 1994, Mr. Zimmerman has served as President of Law Finance Group, Inc., a provider of financing in connection with anticipated awards in legal proceedings. From 1992 through December 1999, he was Vice President of Inheritance Funding Company, LLC, a provider of financing to heirs in connection with anticipated inheritance payments.

         Michael Corwin has served as Vyyo's President and Chief Operating Officer since October 2001, and he also served as Vyyo's Chief Operating Officer from August 1999 through March 2001. In March 2001, Mr. Corwin left Vyyo for health related reasons. From August 1995 until August 1999, Mr. Corwin served as Vice President, Operations, of Harmony Management, Inc. a private investment company. From June 1994 until August 1995, he served as Vice President of Operations of Nogatech and from 1986 until 1994, he was Vice President of Purchasing and Production of DSP Group.

         Menashe Shahar has served as Vyyo's Vice President, Engineering since July 1994 and as Vyyo's Chief Technical Officer since May 1999. Prior to joining Vyyo, Mr. Shahar served as Chief Engineer for the Data Communications Department of Tadiran Telecommunications Group, where he spent five years in the development of products in the area of packet switching, frame relay and ISDN. Prior to joining Tadiran, Mr. Shahar served for eight years as a design engineer in the Israeli Defense Force, where he was involved in designing modems and other data communication products.

         Stephen P. Pezzola joined Vyyo in September 1996 as General Counsel and Secretary, and he was appointed as Executive Vice President, Corporate and Legal Affairs, in June 2001. From September 1996 until November 1999, Mr. Pezzola also served as General Counsel and Corporate Secretary of DSP Communications. From September 1996 until January 2000, he also served as General Counsel and Secretary of Zen Research N.V., and from January through April 2000, he served as Chairman of the Board of Zen Research N.V. In April 2000, Mr. Pezzola became Executive Vice Chairman of the Board of Zen Research plc. From May 1986 until September 1996, Mr. Pezzola was a founding shareholder and President of the law firm of Pezzola & Reinke, APC, of Oakland, California.

Relationships among Directors or Executive Officers

         There are no family relationships among any of Vyyo's directors or executive officers.

Meetings and Committees of the Board of Directors

         During 2001, the board met 11 times and acted by written consent one time. No director attended fewer than 75% of the aggregate of the total number of meetings of the board, plus the total number of all meetings of committees of the board on which he served. The board currently has two committees: the Compensation Committee and the Audit Committee.

         The Compensation Committee currently consists of Messrs. Broad and Zimmerman. Its function is to establish and apply Vyyo's compensation policies with respect to Vyyo's executive officers. The Compensation Committee held seven meetings in 2001, and acted by written consent six times.

         Vyyo has an Audit Committee composed of independent directors for which information regarding the functions of the Committee, and its membership, activities and number of meetings held during fiscal 2001 are set forth below under the heading "Report of the Audit Committee."

Compensation of Directors

         Directors serving on the board of directors do not currently receive any compensation for serving on the board. Directors are reimbursed for their out-of-pocket expenses incurred in attending board and committee meetings.

         In addition, all directors are eligible to participate in our Second Amended and Restated 2000 Employee and Consultant Equity Incentive Plan (the "2000 Plan"). The 2000 Plan provides for the grant of non-statutory options to non-employee directors. Under the 2000 Plan, each non-employee director receives an initial option to purchase 75,000 shares of common stock on the date on which he or she becomes a director, at fair market value on the date of grant. These options have a 10-year term and vest over a four-year period. Thereafter, on the date immediately following each annual meeting of our stockholders, each of our non-employee directors receives an annual grant of options to purchase 22,500 shares for each year during such director's term, provided such director has served on the board of directors for at least six months on such date. These options have a 10-year term and vest immediately upon the date of grant. The foregoing awards of options are granted automatically under the Plan. Accordingly, on May 9, 2001, each of Messrs. Broad, Brownstein, Fischer, Griffin, Kaplan and Zimmerman were granted options to purchase 22,500 shares of our common stock pursuant to the automatic grant provisions set forth in the 2000 Plan, in each case at an exercise price of $1.95 per share, following the 2001 annual meeting of stockholders.

         In addition, on July 2001, the board of directors adopted a program to grant to each non-employee director options under the 2000 Plan to purchase 5,000 shares of our common stock, at the time of each regularly scheduled quarterly meeting of the board. These options have a five-year term and vest immediately upon the date of grant. Pursuant to this program, the board granted options to purchase 5,000 shares of our common stock to each of Messrs. Broad, Brownstein, Fischer, Griffin, Kaplan and Zimmerman, on each of July 17, 2001, October 22, 2001 and January 15, 2002. The options granted in July 2001 have an exercise price of $1.10 per share; the options granted in October 2001 have an exercise price of $0.83 per share; and the options granted in January 2002 have an exercise price of $1.45 per share. The exercise prices for these options are equal to the closing per share price of our common stock on the dates of grant of the applicable options.

                                 PROPOSAL NO. 2
                         AUTHORIZATION FOR THE BOARD TO
                             EFFECT A ONE-FOR-THREE
                               REVERSE STOCK SPLIT

General

         Vyyo's stockholders are being asked at this annual meeting to act upon a proposal to authorize the board of directors to effect a reverse stock split in a ratio of one-for-three at any time prior to the 2003 annual meeting of stockholders. If the reverse stock split is approved by the stockholders, the board of directors may subsequently approve and effect, in its sole discretion, the reverse stock split based on its determination of whether the reverse stock split is necessary and advisable to retain Vyyo's Nasdaq National Market listing and to retain liquidity of our common stock. At a special meeting of the stockholders held on November 13, 2001, a reverse stock split of one-for-three was approved by the stockholders. However, Vyyo did not implement that reverse stock split.

         An amendment to Vyyo's Third Amended and Restated Certificate of Incorporation is required to effect the one-for-three reverse stock split. The form of the proposed amendment to effect the reverse stock split is attached hereto as Appendix A (the "Certificate of Amendment"). The Certificate of Amendment will effect a one-for-three reverse split of the shares of Vyyo's issued and outstanding common stock, but will not change the number of authorized shares of common stock or preferred stock, or the par value of Vyyo's common stock or preferred stock.

         Vyyo's common stock is quoted on the Nasdaq National Market ("Nasdaq") under the symbol "VYYO." In order for our common stock to continue to be quoted on the Nasdaq National Market, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, as such requirements pertain to us, we are required to have either stockholders' equity of at least $10 million or net tangible assets (defined as total assets, excluding goodwill, minus total liabilities) of at least $4 million, and our common stock held by persons other than officers, directors and beneficial owners of greater than 10% of our total outstanding shares, often referred to as the public float, must have an aggregate market value of at least $5 million. Additionally, we must have at least 750,000 shares held by persons other than officers, directors and beneficial owners of greater than 10% of our total outstanding shares, at least 400 persons must own at least 100 shares, and our common stock must have a minimum bid price of at least $1.00 per share. Under Nasdaq's listing maintenance standards, if the closing bid price of our common stock remains below $1.00 per share for 30 consecutive trading days Nasdaq will issue a deficiency notice to Vyyo. If the closing bid price subsequently does not reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 90 calendar days following the issuance of the deficiency notice from Nasdaq, Nasdaq may de-list our common stock from trading on the Nasdaq National Market.

         If Nasdaq were to de-list our common stock, it may qualify to trade on the Nasdaq SmallCap Market or the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Each of these markets is generally considered to be a less efficient market and not as broad as the Nasdaq National Market. During the second half of 2001, our common stock traded below Nasdaq's minimum bid price requirement of $1.00 per share for an extended period of time, and could do so again. To attempt to avoid de-listing in the event that our common stock trades below $1.00 per share in the future, Vyyo proposes that the board of directors have the authority to effect a one-for-three reverse stock split for the purpose of increasing the market price of our common stock above the Nasdaq minimum bid requirement. Vyyo currently complies with all other requirements for continued listing on the Nasdaq National Market, including the $5 million market value of public float requirement, the $10 million stockholders' equity or $4 million net tangible assets requirement, and the 750,000 shares held in the public float requirement, although Vyyo may be unable to continue to meet these requirements in the future.

         The board of directors considered the potential harm to Vyyo of being de-listed from the Nasdaq National Market, and determined that a reverse stock split, if necessary, would be the best way to attempt to comply with Nasdaq's minimum bid price listing standard.

Purpose

         One of the key requirements for continued listing on Nasdaq is that our common stock must maintain a minimum bid price above $1.00 per share. Our common stock traded below $1.00 for an extended period of time during the second half of 2001 and may do so again. If this occurs, we believe a reverse split may increase the price level of our common stock above $1.00 per share so that we may maintain compliance with the Nasdaq minimum bid price listing standard.

         If the stockholders do not approve the reverse stock split proposal, and if the stock price subsequently decreases below $1.00 per share and does not otherwise increase to and remain greater than $1.00 per share, Vyyo expects the common stock would be delisted from Nasdaq after the periods set forth in the Nasdaq listing maintenance standards have elapsed.

         Stockholders should recognize that if the reverse split is effectuated they will own a fewer number of shares than they currently own (a number equal to the number of shares owned immediately prior to the reverse stock split divided by three). While we expect that the reverse split will result in an increase in the market price of our common stock, the reverse split may not increase the market price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse split or result in the permanent increase in the market price (which is dependent upon many factors, including our performance, prospects and other factors). The history of similar reverse stock splits for companies in like circumstances is varied. The per-share market price of our common stock after the reverse split may not exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq. In addition, Vyyo could be de-listed due to a failure to meet other continued Nasdaq listing requirements even if the market price per post-reverse split share of our common stock remains in excess of $1.00.

         The market price of Vyyo's common stock will also be based on Vyyo's performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Vyyo's common stock declines, the percentage decline as an absolute number and as a percentage of Vyyo's overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of Vyyo's common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse split will likely increase the number of stockholders of Vyyo who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, the reverse split may not achieve the desired results that have been outlined above.

Principal Effects of the Reverse Stock Split

         Number of Shares of Common Stock and Corporate Matters. The reverse stock split would have the following effects on the number of shares of common stock outstanding:

    . each three (3) of Vyyo's common stock owned by a stockholder prior to the reverse split would be exchanged for one (1) share of common stock after the reverse split;

    . based on the number of shares of common stock outstanding on March 25, 2002, the number of shares of Vyyo's common stock issued and outstanding will be reduced from approximately 37 million shares to approximately 12.3 million shares;

    . all outstanding but unexercised options and warrants entitling the holders thereof to purchase shares of Vyyo's common stock will enable such holders to purchase, upon exercise of their options or warrants, one-third (1/3) of the number of shares of Vyyo's common stock that such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the reverse stock split at an exercise price equal to three times the exercise price specified before the reverse stock split, resulting in approximately the same aggregate exercise price being required to be paid upon exercise thereof immediately preceding the reverse stock split; and

    . the number of shares reserved for issuance (including the number of shares subject to automatic annual increase and the maximum number of shares that may be subject to options) under Vyyo's existing stock option plans and its employee stock purchase plan will be reduced to one-third (1/3) of the number of shares currently included in such plans.

         The reverse stock split will affect all of Vyyo's stockholders uniformly and will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible immaterial changes due to the treatment of fractional shares resulting from the reverse split. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. Vyyo will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

         Fractional Shares. We will not issue fractional certificates for post-reverse split shares in connection with the reverse split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-reverse split shares not evenly divisible by three (3) will be entitled, upon surrender to the exchange agent of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the reverse stock split) of our common stock, as reported in The Wall Street Journal, during the thirty
(30) trading days preceding the date that is five (5) days before the effective time of the reverse stock split. If such price is not available, the fractional share payment will be based on the average of the last bid and ask prices of our common stock on such days or other prices determined by the Board. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

         Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Vyyo is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

         Authorized Shares; Future Stock Issuances. Upon effectiveness of the reverse stock split, the number of authorized shares of common stock that are not issued or outstanding would increase from approximately 163 million shares to approximately 187.7 million shares, based on the number of shares of common stock outstanding on March 25, 2002. We will continue to have 5,000,000 authorized but unissued shares of preferred stock. Authorized but unissued shares will be available for issuance, and we may issue such shares in financings or otherwise. If we issue additional shares, the ownership interest of holders of Vyyo's common stock may also be diluted. Also, the issued shares may have rights, preferences or privileges senior to those of Vyyo's common stock.

         Accounting Matters. The reverse stock split will not affect the par value of Vyyo's common stock. The reverse stock split will not impact the amounts reported as common stock or total stockholders' equity on Vyyo's balance sheet. The per share net income or loss and net book value of Vyyo's common stock will be increased because there will be fewer shares of Vyyo's common stock outstanding.

         Potential Anti-Takeover Effect. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of Vyyo's Board or contemplating a tender offer or other transaction for the combination of Vyyo with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate Vyyo's shares of common stock or obtain control of Vyyo, nor is it part of a plan by management to recommend a series of similar amendments to Vyyo's Board and stockholders. Other than the reverse stock split proposal, Vyyo's Board does not currently contemplate recommending the adoption of any other amendments to Vyyo's Third Amended and Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of Vyyo.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

         If Vyyo's stockholders approve the reverse stock split and the Board subsequently determines prior to the 2003 annual meeting of stockholders that effecting the reverse stock split is in the best interests of Vyyo and its stockholders, we will file an amendment to our Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The reverse stock split will become effective at the time of the filing of the amendment, which we refer to as the "effective time." Beginning at the effective time, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

         As soon as practicable after the effective time, stockholders will be notified that the reverse stock split has been effected. Vyyo's transfer agent, EquiServe Trust Company, will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the "exchange agent." Holders of pre-reverse stock split shares will be asked to surrender to the exchange agent certificates representing such shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures to be set forth in the letter of transmittal Vyyo sends to its stockholders. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any pre-reverse stock split shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for post-reverse stock split shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

         Even if the stockholders approve the reverse stock split, Vyyo reserves the right not to effect the reverse stock split if in the Board's opinion it would not be in the best interests of Vyyo and its stockholders to effect such reverse stock split.

No Dissenter's Rights

         Under the Delaware General Corporation Law, Vyyo's stockholders are not entitled to dissenter's rights with respect to the reverse stock split, and Vyyo will not independently provide stockholders with any such right.

Certain United States Federal Income Tax Consequences

         The following is a summary of certain United States federal income tax consequences of the reverse stock split generally applicable to the holders of Vyyo shares. This summary addresses only such stockholders who hold their pre-reverse stock split shares as capital assets and will hold the post-reverse stock split shares as capital assets. This discussion does not address all United States federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder is advised to consult his or her tax advisor as to the particular facts and circumstances which may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the reverse stock split.

         Exchange Pursuant to Reverse Stock Split. No gain or loss will be recognized by a stockholder upon such stockholder's exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split, except to the extent of cash, if any, received in lieu of fractional shares. See "- Cash in Lieu of Fractional Shares" below. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor (excluding any portion of the holder's basis allocated to fractional shares), and the holding period of the post-reverse stock split shares will include the holding period of the pre-reverse stock split shares.

         Cash in Lieu of Fractional Shares. A holder of pre-reverse stock split shares who receives cash in lieu of a fractional share of post-reverse stock split shares will generally be treated as having received such fractional share pursuant to the reverse stock split and then as having exchanged such fractional share for cash in a redemption by Vyyo. The amount of any gain or loss will be equal to the difference between the ratable portion of the tax basis of the pre-reverse stock split shares exchanged in the reverse stock split that is allocated to such fractional share and the cash received in lieu thereof. In general, any such gain or loss will constitute long-term capital gain or loss if such pre-reverse stock split shares have been held by the holder for more than one year at the time of the reverse stock split.

Vote Required; Recommendation of Board

         The affirmative vote of the holders of a majority of all outstanding shares of Vyyo's common stock will be required for approval of the authorization of the board to effect the amendment. As a result, abstentions and broker non-votes will have the same effect as negative votes.

     THE BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO AUTHORIZE THE BOARD TO
                                 ---
   AMEND THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-THREE REVERSE SPLIT OF THE OUTSTANDING SHARES OF VYYO'S ISSUED AND
                            OUTSTANDING COMMON STOCK.

                                 PROPOSAL NO. 3

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         On November 28, 2001, and effective on December 3, 2001, the Audit Committee and the Board of Directors of Vyyo approved the dismissal of Ernst & Young LLP and the engagement of Kesselman & Kesselman CPAs (ISR), a member of PricewaterhouseCoopers International Limited ("Kesselman"), as independent accountants of Vyyo for the year ended December 31, 2001. Ernst & Young LLP's reports on Vyyo's financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During Vyyo's two most recently completed fiscal years and the subsequent interim period preceding the determination to change accountants, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on Vyyo's financial statements for such years. Vyyo requested Ernst & Young LLP to furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. Vyyo filed that letter as an exhibit to the Form 8-K filed on December 4, 2001 reporting the change in accountants.

         Vyyo engaged Kesselman as Vyyo's new independent accountants effective as of December 3, 2001. During Vyyo's two most recent fiscal years and the subsequent interim period prior to engaging Kesselman, neither Vyyo nor anyone on its behalf consulted with Kesselman regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on Vyyo's financial statements, and neither a written report nor oral advice was provided to Vyyo by Kesselman that was an important factor considered by Vyyo in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

         The board of directors has reappointed Kesselman as independent auditors to audit the financial statements of Vyyo for the current fiscal year. Representatives of Kesselman are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         Fees billed by Kesselman for the fiscal year ended December 31, 2001 were as follows:

         Audit Fees ................................................... $120,000
         Audit Related Fees ........................................... $ 35,000
         All Other Fees(1) ............................................ $ 86,400

        (1) Fees paid to PricewaterhouseCoopers LLP in connection with due diligence for a certain transaction that was not consummated.

         The Audit Committee has considered whether the provision of non-audit services by Kesselman is compatible with maintaining their independence, and has determined that it is.

         Stockholder ratification of the appointment of Kesselman as Vyyo's independent auditors is not required by Vyyo's bylaws or any other applicable legal document. However, the Board is submitting the appointment of Kesselman to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider the appointment. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent auditing firm at any time.

                        THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KESSELMAN & KESSELMAN CPAs (ISR),
       ---
   A MEMBER OF PRICEWATERHOUSECOOPERS INTERNATIONAL LIMITED, AS THE COMPANY'S
           INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2002

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information known to us as of March __, 2002, regarding the beneficial ownership of our common stock by:

    . each person known to the board of directors to own beneficially 5% or more of our common stock;
    .    each of our directors;
    . the named executive officers identified below in "Executive Compensation and Other Information"; and
    .    all of our directors and executive officers as a group.

         Information with respect to beneficial ownership has been furnished by each director, officer, or 5% or more stockholders, as the case may be.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities, and includes shares of common stock issuable pursuant to the exercise of stock options or warrants that are immediately exercisable or exercisable within sixty days after March 25, 2002. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

    Name and Address of                          Amount and Nature of
    Beneficial Owner                           Beneficial Ownership/(1)/      Percent of Class/(1)/
    -------------------                        -------------------------      ---------------------
    Davidi Gilo/(2)/ ........................               15,854,144             42.6%
    c/o Vyyo Inc.
    20400 Stevens Creek Blvd., Ste. 800
    Cupertino, CA  95014
    ADC Telecommunications, Inc./(3)/ .......                2,476,603              6.7%
    P.O. Box 1101
    Minneapolis, MN 55440
    John R. O'Connell/(4)/ ..................                  820,000              2.2%
    Michael P. Corwin/(5)/ ..................                  508,404              1.4%
    Stephen P. Pezzola/(6)/ .................                  560,532              1.5%
    Menashe Shahar/(7)/ .....................                  634,722              1.7%
    Eran Pilovsky/(8)/ ......................                  604,774              1.6%
    Arnon Kohavi/(9)/ .......................                  614,428              1.7%
    Lewis Broad/(10)/ .......................                  170,165               *
    Neill H. Brownstein/(11)/ ...............                  264,145               *
    Avraham Fischer/(12)/ ...................                  392,766              1.1%
    John P. Griffin/(13)/ ...................                  120,000               *
    Samuel L. Kaplan/(14)/ ..................                  232,618               *
    Alan L. Zimmerman/(15)/ .................                  309,428               *
    All current directors and executive
    officers as a group (10 Persons)/(16)/ ..               19,046,925             49.2%

__________________
*    Less than 1%.
(1) Number of shares and percentage ownership include shares issuable pursuant to stock options held by the person in question exercisable within 60 days after March 25, 2002. Percentages are based on __________________ shares outstanding as of March 25, 2002.
(2) Includes (a) 14,362,995 shares held by the Gilo Family Trust, of which Davidi Gilo and his wife Shamaya Gilo are the trustees; (b) 16,260 shares held by Harmony Management, Inc., of which Davidi and Shamaya Gilo are the sole stockholders; (c) 3,223 shares held by the Gilo Group, LLC, a limited liability company of which Mr. Gilo is a principal owner; and (d) 1,020,000 shares held by the Gilo Family Foundation, a private not-for-profit charitable foundation of which Davidi and Shamaya Gilo are trustees. Also includes 416,666 shares issuable pursuant to stock options. Excludes 244,947 shares held in three trusts for the benefit of Mr. Gilo's children, Adi, Elad and Yael Gilo, as to which Mr. Gilo has no voting or investment power. Mr. Gilo disclaims beneficial ownership of such shares.
(3) Based on the Schedule 13G dated February 12, 2002, filed by ADC Telecommunications, Inc. Pursuant to the Schedule 13G filing, ADC Telecommunications has sole voting and dispositive power with respect to all of the shares.
(4) Includes 800,000 shares issuable pursuant to stock options. Mr. O'Connell ceased to be an executive officer of Vyyo in October 2001.
(5)  Includes 158,333 shares issuable pursuant to stock options.
(6) Includes 50,203 shares held by the Pezzola-Foster Trust, of which Mr. Pezzola and his wife Twila Foster are the trustees. Also includes 301,333 shares issuable pursuant to stock options. Excludes 42,000 shares held in two trusts for the benefit of Mr. Pezzola's children, Genevieve and David Pezzola, as to which Mr. Pezzola has no voting or investment power. Mr. Pezzola disclaims beneficial ownership of such shares.
(7)  Includes 364,000 shares issuable pursuant to stock options.
(8) Includes 336,000 shares issuable pursuant to stock options. Mr. Pilovsky resigned from Vyyo in October 2001.
(9) Includes 396,000 shares issuable pursuant to stock options. Mr. Kohavi left Vyyo in February 2002.
(10) Includes 60,000 shares issuable pursuant to stock options.
(11) Includes 75,000 shares issuable pursuant to stock options.
(12) Includes 25,152 shares held by Rashifa Management and Holdings Ltd., of which Mr. Fischer and his wife Vered Fischer are the sole stockholders. Also includes 285,000 shares issuable pursuant to stock options.
(13) Includes 60,000 shares issuable pursuant to stock options.
(14) Includes 60,000 shares issuable pursuant to stock options.
(15) Includes 125,000 shares issuable pursuant to stock options.
(16) See footnote (2), footnotes (5) through (7), and footnotes (10) through
     (15). Includes 1,905,332 shares issuable pursuant to stock options. Excludes shares held by former officers of Vyyo, Messrs. O'Connell, Pilovsky and Kohavi.

Section 16(a) Beneficial Ownership Reporting Compliance

     Based upon a review of filings with the Securities and Exchange Commission, we believe that all of our directors, officers and beneficial holders of over ten percent of our common stock complied during the fiscal year ended December 31, 2001 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

         The following table sets forth all compensation earned for the years ended December 31, 2001, 2000 and 1999, by Vyyo's current Chief Executive Officer and each of Vyyo's six other most highly compensated executive officers during 2001, including our former Chief Executive Officer and two other former executive officers (collectively, the "named executive officers").

                           Summary Compensation Table

                                                      Annual Compensation                    Long-Term Compensation Awards
                                                      -------------------                    -----------------------------

            Name and                                                                Securities Underlying           All Other
       Principal Position             Year       Salary($)       Bonus($)/(1)/            Options (#)            Compensation ($)
       ------------------             ----       ---------       -------------            -----------            ----------------
Davidi Gilo                           2001       $310,000                 --                1,000,000                     --
  Chairman of the Board and           2000       $350,000           $304,000                  285,000/(2)/                --
  Chief Executive Officer             1999       $175,000/(3)/            --                  975,000                     --

John O'Connell/(4)/                   2001       $258,017                 --                1,930,000/(5)/          $ 36,500/(6)/
  Former Chief Executive              2000       $ 64,808           $656,800/(7)/           2,320,000/(8)/                --
  Officer                             1999             --                 --                       --                     --

Michael P. Corwin/(9)/                2001       $107,051                 --                  500,000               $125,000/(10)/
  President and Chief                 2000       $225,000           $195,000                  197,000                     --
  Operating Officer                   1999       $ 72,500                 --                  360,000                     --

Stephen P. Pezzola                    2001       $180,000                 --                  309,000                     --
  Executive Vice President,           2000       $201,500           $201,000/(11)/            109,000                     --
  Corporate and Legal Affairs,        1999       $140,000/(12)/           --                  193,500                     --
  and Secretary

Menashe Shahar                        2001       $222,228                 --                  182,000               $282,565/(13)/
  Executive Vice President,           2000       $147,528           $130,000                  182,000               $ 92,105/(14)/
  Engineering and Chief               1999       $122,370           $ 20,420                  255,000               $ 58,723/(15)/
  Technical Officer

Eran Pilovsky/(16)/                   2001       $213,170                 --                  168,000               $365,512/(17)/
  Former Chief Financial              2000       $239,583           $217,000                  468,000                     --
  Officer                             1999             --                 --                       --                     --

Arnon Kohavi/(18)/                    2001       $200,000                 --                  468,000                     --
  Former Senior Vice                  2000       $170,552           $203,231                  168,000                     --
  President, Strategic Affairs        1999       $ 16,538                 --                  240,000                     --

________________

(1) Vyyo's executive officers are eligible for annual cash bonuses that are specified in employment agreements. Such bonuses are based upon achievement of corporate performance objectives. The executive officers are also eligible for discretionary bonuses as may be awarded by the Compensation Committee based upon individual, as well as corporate performance. Vyyo generally pays bonuses in the year following that in which the bonuses were earned.
(2)  These options were cancelled in December 2000.
(3) Mr. Gilo's salary for services performed in 1999 was accrued and was paid to Mr. Gilo in 2000.
(4) Mr. O'Connell joined Vyyo in October 2000 and ceased to be an executive officer of Vyyo in October 2001. Mr. O'Connell's salary and bonus for services performed in 2000 was accrued and was paid to Mr. O'Connell in 2001.
(5)  Includes 1,130,000 options that were cancelled in October 2001.
(6) Includes $24,051 paid for travel expenses incurred by Mr. O'Connell's family, and $12,449 for taxes incurred by Mr. O'Connell as a result of the payment of such travel expenses.
(7) Includes a signing bonus of $600,000 paid to Mr. O'Connell pursuant to his employment agreement.
(8)  Includes 1,450,000 options that were cancelled in December 2000.

(9) Mr. Corwin joined Vyyo as Chief Operating Officer in August 1999, resigned from Vyyo for health related reasons in March 2001, and rejoined Vyyo as President and Chief Operating Officer in October 2001.
(10) Represents severance paid to Mr. Corwin pursuant to his termination agreement with Vyyo in connection with his resignation in March 2001.
(11) Includes a $25,000 bonus paid to Mr. Pezzola upon the consummation of Vyyo's initial public offering pursuant to his employment agreement.
(12) $52,000 of this amount was paid to Mr. Pezzola in 1999, and $87,500 was accrued and was paid to Mr. Pezzola in 2000.
(13) Includes (i) $96,000 reimbursed to Mr. Shahar for rent on his home pursuant to his employment agreement, (ii) $8,500 reimbursed to Mr. Shahar for automobile lease payments pursuant to his employment agreement, (iii) $44,000 paid to Mr. Shahar for moving expenses in connection with his transfer from Israel to California, and travel expenses incurred by his family, pursuant to his employment agreement, and (iii) $134,065 reimbursed to Mr. Shahar for taxes incurred by him as a result of the above payments.
(14) Includes (i) $6,208 reimbursed to Mr. Shahar for taxes on a company automobile, (ii) $10,283 paid on behalf of Mr. Shahar for certain automobile expenses incurred by Mr. Shahar, (iii) $15,440 paid to Mr. Shahar for accrued but unused vacation time, and (iv) $14,969 paid to Mr. Shahar as severance required under Israeli law in connection with his transfer from Israel to California. Also includes a total of $34,418 paid on behalf of Mr. Shahar to a severance fund, a pension fund and a risk/disability fund. The amounts held in such funds on Mr. Shahar's behalf were paid to him upon the termination of his employment with Vyyo Ltd. and his transfer from Israel to California with Vyyo in 2001.
(15) Includes (i) $4,761 reimbursed to Mr. Shahar for taxes on a company automobile, (ii) $11,527 paid on behalf of Mr. Shahar for certain automobile expenses incurred by Mr. Shahar, and (iii) $9,978 paid to Mr. Shahar for accrued but unused vacation time. Also includes a total of $28,043 paid on behalf of Mr. Shahar to a severance fund, a pension fund and a risk/disability fund. The amounts held in such funds on Mr. Shahar's behalf were paid to him upon the termination of his employment with Vyyo Ltd. and his transfer from Israel to California with Vyyo in 2001.
(16) Mr. Pilovsky joined Vyyo in January 2000 and resigned from Vyyo in October 2001.
(17) Represents severance paid to Mr. Pilovsky pursuant to his employment agreement and separation agreement, and includes $11,028 paid for health insurance benefits, and $5,000 that was paid to Mr. Pilovsky's attorney.
(18) Mr. Kohavi left Vyyo in February 2002.

                        Option Grants in Last Fiscal Year

         The following table provides information with respect to stock options granted during 2001 to each of the named executive officers. In accordance with the rules of the Securities and Exchange Commission, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually, calculated based on the closing price of the common stock on the grant date, or, in the case of stock options granted before our initial public offering, based on the fair market value of the common stock on the grant date, as determined by the board of directors. These amounts are based on certain assumed rates of appreciation and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

                                       Individual Grants
                          -----------------------------------------

                                                                                       Potential Realizable Value at Assumed
                            Number of     % of Total                                       Annual Rates of Stock Price
                            Securities      Options                                        Appreciation for Option Term
                                                                                           ----------------------------
                           Underlying     Granted to      Exercise
                             Options       Employees        Price      Expiration
          Name             Granted (#)      in 2001       ($/Share)        Date           0%           5%             10%
          ----             -----------      -------       ---------        ----           --           --             ---
Davidi Gilo                 1,000,000         10.9%         $1.10         7/17/06            --     $303,910     $  671,561

John R. O'Connell           1,130,000/(1)/    12.3%         $1.10         7/17/06            --     $343,418     $  758,864
                              800,000          8.7%         $0.01        12/31/05      $712,000     $874,566     $1,063,637

Michael P. Corwin             500,000          5.4%         $0.83        10/22/06            --     $114,657     $  253,362

Stephen P. Pezzola            109,000          1.2%         $1.69         4/25/06            --     $ 50,894     $  112,462
                              200,000          2.2%         $1.10         7/17/06            --     $ 60,782     $  134,312

Menashe Shahar                182,000          2.0%         $1.69         4/25/06            --     $ 84,979     $  187,781

Eran Pilovsky                 168,000          1.8%         $1.69         1/15/05            --     $ 56,604     $  121,053

Arnon Kohavi                  168,000          1.8%         $1.69         4/25/06            --     $ 78,442     $  173,336
                              300,000/(2)/     3.3%         $0.75        10/01/06            --     $ 62,163     $  137,365

___________________________________
(1)   These options were cancelled in October 2001.
(2)   These options were cancelled in February 2002.

               Option Exercises and Option Values for Fiscal 2001

         The following table describes for the named executive officers the number and aggregate value of stock options exercised during fiscal 2001, and the number and aggregate value of unexercised options held by each of the named executive officers as of December 31, 2001:

                       Aggregated Option Exercises in 2001
                     and Option Values at December 31, 2001

                                                               Number of Securities
                                                              Underlying Unexercised              Value of Unexercised
                                 Aggregate Option                   Options at                   In-the-Money Options at
                                Exercises in 2001                December 31, 2001                December 31, 2001/(1)/
                                -----------------                -----------------                ----------------------

                              Shares            Value
                           Acquired on        Realized
Name                       Exercise (#)        ($)/(2)/    Exercisable      Unexercisable      Exercisable     Unexercisable
----                       ------------        --------    -----------      -------------      -----------     -------------
Davidi Gilo                          --            --               --          1,000,000               --        $350,000

John R. O'Connell                    --            --          800,000                 --       $1,152,000              --

Michael P. Corwin                78,192    $  478,005          276,475            383,333       $   98,255        $237,666

Stephen P. Pezzola                   --            --          181,666            236,334               --        $ 70,000

Menashe Shahar                  269,920    $2,685,541          303,333             60,667               --              --

Eran Pilovsky                        --            --          336,000                 --               --              --

Arnon Kohavi                         --            --          340,000            356,000       $   37,200        $210,000

_____________________________
(1) Calculated on the basis of the closing sale price of our common stock as reported on the Nasdaq National Market on December 31, 2001, of $1.45 per share, minus the per share exercise price, multiplied by the number of shares underlying the options.
(2) The value realized is calculated on the basis of the closing sale price of our common stock as reported on the Nasdaq National Market on the date of exercise, minus the per share exercise price, multiplied by the number of shares underlying the options.

Employment Agreements

         We entered into an employment agreement with Davidi Gilo effective as of January 1, 2000, and we amended the agreement with Mr. Gilo in August 2001. The agreement, as amended, provides for a term that expires on December 31, 2003, and will automatically renew for consecutive one-year extensions, unless terminated by either party upon written notice. Mr. Gilo's agreement originally provided for an annual base salary equal to $350,000, and as amended the agreement provides for an annual base salary of $230,000. In addition, Mr. Gilo is entitled under the agreement to an annual bonus equal to 15%, 50% or 90% of his annual base salary if we meet 80%, 100% or 120% of our annual business plan, respectively, with the bonus pro rated if our plan is met between 80% and 100% or between 100% and 120%. In addition, Mr. Gilo will also be entitled to a discretionary bonus, as determined by our board of directors or the compensation committee. Mr. Gilo is required to devote at least 30 hours per week to the business of Vyyo under his employment agreement.

         If Mr. Gilo's employment is terminated by us without cause, he will be entitled to a severance payment equal to the greater of (1) the full amount of the cash compensation that he would have been paid under his employment agreement or (2) 18 months of his original annual base salary of $350,000. If Mr. Gilo's employment is terminated by us with cause, in exchange for a release of any claims Mr. Gilo may have against us, he will be entitled to a severance payment equal to three months of his original annual base salary. If Mr. Gilo terminates his employment with us, he will be entitled to a severance payment equal to nine months of his original base salary. If after the initial term Mr. Gilo's employment is not renewed, he will be entitled to severance payments equal to 18 months of his original annual base salary in exchange for a release of any claims he may have against us. Mr. Gilo will remain as an employee during any period he is receiving severance pay and his options will continue to vest during that period.

         We entered into an employment agreement with Stephen P. Pezzola effective as of January 1, 2000, and we amended the agreement with Mr. Pezzola in August 2001. Mr. Pezzola's agreement, as amended, provides for a term that expires on December 31, 2003, and will automatically renew for consecutive one-year extensions, unless terminated by either party upon written notice. Mr. Pezzola's agreement originally provided for an annual base salary equal to $202,500 effective January 1, 2000 and $210,000 effective January 1, 2001, and as amended provides for an annual base salary of $120,000. In addition, Mr. Pezzola is entitled under the agreement to an annual bonus equal to 15%, 50% or 90% of his annual base salary if we meet 80%, 100% or 120% of our annual business plan, respectively, with the bonus pro rated if our plan is met between 80% and 100% or between 100% and 120%. In addition, Mr. Pezzola will also be entitled to a discretionary bonus, as determined by our board of directors or the compensation committee. Mr. Pezzola is required to devote at least 30 hours per week to the business of Vyyo under his employment agreement.

         If Mr. Pezzola's employment is terminated by us without cause, he will be entitled to a severance payment equal to the greater of (1) the full amount of the cash compensation that he would have been paid under his employment agreement or (2) nine months of his annual base salary prior to the amendment of the agreement of $210,000. If Mr. Pezzola's employment is terminated by us with cause, in exchange for a release as to any and all claims Mr. Pezzola may have against us, he will be entitled to a severance payment equal to three months of his annual base salary prior to the amendment. If Mr. Pezzola terminates his employment with us, he will be entitled to a severance payment equal to three months of his annual base salary prior to the amendment. If after the initial term, Mr. Pezzola's employment is not renewed, he will be entitled to a severance payment equal to nine months of his annual base salary prior to the amendment, in exchange for a release of any claims he may have against us. Mr. Pezzola will remain as an employee during any period he is receiving severance pay and his options will continue to vest during that period.

         Effective as of February 1, 2001, we entered into an employment agreement with Menashe Shahar which replaced a prior employment agreement dated January 1, 2000. We amended the current agreement with Mr. Shahar in November 2001. Mr. Shahar's agreement provides for a two-year term ending on January 31, 2003, that will automatically renew for consecutive one-year extensions, unless terminated by either party upon written notice. Mr. Shahar's agreement originally provided for an annual base salary equal to $225,000, and as amended provides for an annual base salary of $250,000. In addition, Mr. Shahar is entitled to an annual bonus equal to 15%, 50% or 90% of his annual base salary if we meet 80%, 100% or 120% of our annual business plan, respectively, with the bonus pro rated if our plan is met between 80% and 100% or between 100% and 120%. In addition, Mr. Shahar will also be entitled to a discretionary bonus, as determined by our board of directors or the compensation committee.

         In connection with Mr. Shahar's relocation from Israel to California in 2001, we agreed to pay the following amounts to Mr. Shahar under his employment agreement, as amended: (1) reimbursement of $8,000 per month of rental payments on his home in California until November 14, 2001, (2) reimbursement of $1,000 per month for car lease payments until November 14, 2001; (3) certain travel expenses for Mr. Shahar and his family, (4) a $25,000 moving bonus and reasonable moving expenses of up to $20,000, (5) approximately $20,000 for Israeli and United States tax planning and compliance advisors for Mr. Shahar in connection with his relocation, and (6) reimbursement of any taxes incurred by Mr. Shahar as a result of the above payments. In addition, under the original agreement we agreed to loan Mr. Shahar up to $1,000,000 to be used for the purchase of a home in California. This commitment to extend a loan to Mr. Shahar was terminated by the amendment to the agreement.

         If Mr. Shahar's employment is terminated by us without cause, he will be entitled to a severance payment equal to the greater of (1) the full amount of the cash compensation that he would have been paid under his employment agreement or (2) six months of his then-current base salary. If Mr. Shahar's employment is terminated by us with cause, in exchange for a release as to any and all claims Mr. Shahar may have against us, he will be entitled to a severance payment equal to three months of his then-current base salary. If after the initial two-year term, Mr. Shahar's employment is not renewed, he will be entitled to a severance payment equal to six months of his then-current base salary in exchange for a release of any claims he may have against us. Mr. Shahar will remain as an employee during any period he is receiving severance pay and his options will continue to vest during that period.

         Michael Corwin has served since October 2001 as our President and Chief Operating Officer, with an annual base salary of $250,000. Mr. Corwin previously served as our Chief Operating Officer until he resigned from Vyyo in March 2001 for health related reasons. Our former employment agreement with Michael Corwin was entered into effective as of January 1, 2000 and was terminated pursuant to a termination agreement dated effective as of March 21, 2001, upon Mr. Corwin's resignation from Vyyo as our Chief Operating Officer. Under the termination agreement, Vyyo paid to Mr. Corwin a $125,000 severance payment and agreed to pay Mr. Corwin's health insurance premiums until December 31, 2001. In addition, a total of 148,000 options to purchase common stock held by Mr. Corwin were accelerated to be vested and exercisable on the date of the termination agreement and shall remain outstanding for one year after the date of the termination agreement. Under his employment agreement prior to its termination, Mr. Corwin received an annual base salary equal to $225,000 effective January 1, 2000, and $250,000 effective January 1, 2001.

         In October 2001, we entered into a separation agreement with John O'Connell in connection with his termination as our Chief Executive Officer. This separation agreement terminated the employment agreement we previously had entered into with Mr. O'Connell in October 2000. Under the separation agreement, we agreed to the following material terms, in exchange for a release by Mr. O'Connell of any claims he may have against Vyyo: (1) we agreed that Mr. O'Connell shall remain as an employee in a non-policy making role until the earlier to occur of October 31, 2003 or until he accepts any other engagement for compensation, during which period he shall continue to receive benefits under our standard employee health insurance benefits policy, but shall receive no other compensation, (2) we agreed to cancel a promissory note in the principal amount of $2,834,163, previously issued by Mr. O'Connell to us and described below, in exchange for Mr. O'Connell returning to us for cancellation 370,000 shares of our common stock held by Mr. O'Connell, (3) we agreed to reimburse Mr. O'Connell for any federal and state tax incurred by him as a result of the cancellation of such promissory note, pursuant to the terms of a Reimbursement Agreement entered into between us and Mr. O'Connell in March 2001,
(4) we granted to Mr. O'Connell fully vested options to purchase 800,000 shares of our common stock at an exercise price of $0.01 per share, with a termination date of December 31, 2005, (5) we and Mr. O'Connell agreed to cancel all of his prior outstanding options, and (6) we agreed to loan Mr. O'Connell up to $1,000,000 at any time prior to October 31, 2002. This loan would accrue interest at a rate equal to the lowest allowable rate under tax and accounting laws, and the principal and any unpaid interest under the loan would be due on January 1, 2006, subject to earlier repayment upon the following events: (1) if the closing per share price of our common stock reaches at least $5.00 for at least 10 consecutive trading days, the full amount of principal and interest would be due on the 90/th/ trading day (cumulative but not necessarily consecutive) thereafter that the closing per share price of our common stock reaches at least $5.00, and (2) if Mr. O'Connell sells any Vyyo shares held by him, he would be required to repay to us the greater of 50% of the gross sale proceeds, or $1.25 per share sold, toward the repayment of the loan. The loan shall be a non-recourse loan and shall be secured only by the 800,000 options granted to Mr. O'Connell and the underlying shares of common stock.

         On December 4, 2000, in connection with an exercise of options to purchase our common stock, we loaned $2,834,163 to John O'Connell, in exchange for which Mr. O'Connell issued a full recourse promissory note to us. The note bore interest at a variable rate equal to the federal funds rate of the Federal Reserve Board as in effect from time to time, plus 2% per annum. Interest was payable quarterly on the last day of each calendar quarter commencing on March 31, 2001, and principal was due on the earlier of December 4, 2003 or 20 business days after Mr. O'Connell leaves Vyyo. The note was secured by the purchased shares and by a pledge of the assets held in a brokerage account of Mr. O'Connell having an initial value of not less than 200% of the amount of the loan. The note was amended on March 1, 2001 such that (1) commencing on March 1, 2001, the note bore interest at the rate of 4.86% per annum, (2) principal and interest was to be due and payable on December 4, 2003, and (3) the note was secured by the shares purchased and our recourse in the event of non-payment of the note was limited to our rights in such shares as collateral. As of December 5, 2001, Mr. O'Connell owed $2,996,712 in principal and interest under the loan, which was the largest amount of indebtedness under the loan during 2001. The loan was terminated and the promissory note cancelled on December 5, 2001 under the terms of the separation agreement described above.

         In October 2001, we entered into a separation agreement with Eran Pilovsky in connection with his resignation as our Chief Financial Officer. This separation agreement terminated the employment agreement we previously had entered into with Mr. Pilovsky in January 2000. Under the separation agreement, we agreed to the following material terms, in exchange for a release by Mr. Pilovsky of any claims he may have against Vyyo: (1) we paid to Mr. Pilovsky the amount of $365,512 as severance, which amount included $11,028 for insurance benefits through December 31, 2003, and $5,000 that was paid to Mr. Pilovsky's attorney; and (3) we agreed to accelerate the vesting of all of Mr. Pilovksy's outstanding options and to extend the termination date of such options until January 15, 2005.

         In February 2002, in connection with the termination of Arnon Kohavi as our Executive Vice President, Strategic Relations, we paid to Mr. Kohavi the amount of $133,333, which was equal to two months of Mr. Kohavi's base salary in lieu of notice, plus six months of his base salary as severance. These amounts were paid pursuant to the notice and severance provisions set forth in the employment agreement we had previously entered into with Mr. Kohavi in November 1999, which has been terminated. We also agreed to pay Mr. Kohavi's health benefits through May 2001 and to accelerate the vesting of Mr. Kohavi's outstanding options that would be vested through May 2001.

Compensation Committee Report on Executive Compensation

         The following report of the compensation committee does not constitute solicitation material, and shall not be deemed filed or incorporated by reference into any other filing by Vyyo under the Securities Act of 1933, or the Securities Exchange Act of 1934.

         Compensation Policy. Vyyo's Compensation Policy as established by the compensation committee is that executive officers' total annual cash compensation should vary with the performance of Vyyo, and that long-term incentives awarded to such officers should be aligned with the interest of our stockholders. Vyyo's executive compensation program is designed to attract and retain executive officers who will contribute to our long-term success, to reward executive officers who contribute to Vyyo's financial performance and to link executive officer compensation and stockholder interests through the grant of stock options.

         Compensation of Vyyo's executive officers consists of three principal components: salary, bonus, and long-term incentive compensation consisting of stock option grants.

         Salary. The minimum base salaries for our Chief Executive Officer and each of the other executive officers are generally specified in employment agreements, and are subject to annual increases by the Compensation Committee in its discretion. The base salaries of all executive officers are reviewed annually and, subject to minimum amounts specified in employment agreements, are set by the Compensation Committee. When setting base salary levels, in a manner consistent with the Compensation Committee's policy outlined above, the Committee considers competitive market conditions for executive compensation, Vyyo's performance and individual performance. In 2001, in recognition of the reduced business outlook of Vyyo, the employment agreements of our Chief Executive Officer and two other officers were amended to reduce expenses of Vyyo. In August 2001, we and Davidi Gilo, our Chairman, Chief Executive Officer and interim Chief Financial Officer, agreed to reduce Mr. Gilo's annual salary from $350,000 to $230,000, and we and Stephen Pezzola, our Executive Vice President, Corporate and Legal Affairs, agreed to reduce Mr. Pezzola's annual salary from $210,000 to $120,000. In connection with these amendments, the terms of Mr. Gilo's and Mr. Pezzola's agreements were extended by one year. In addition, in November 2001, we and Menashe Shahar, our Chief Technical Officer and Vice President, Engineering, agreed to amend Mr. Shahar's employment agreement to eliminate Vyyo's obligation to reimburse Mr. Shahar for rent payments on his home, automobile lease payments, and certain other expenses. In connection with this amendment, Mr. Shahar's annual salary was increased from $225,000 to $250,000.

         Bonus. The bonuses of the Chief Executive Officer and each of the other executive officers are specified in employment agreements and are based on Vyyo achieving certain corporate performance objectives. The Compensation Committee also evaluates the performance and sets discretionary bonuses payable to the executive officers. For fiscal 2001, we paid no bonuses to any of our executive officers.

         Long-term Incentive Compensation. We believe that option grants (1) align executive interests with stockholder interests by creating a direct link between compensation and stockholder return, (2) give executives a significant, long-term interest in Vyyo's success, and (3) help retain key executive officers in a competitive market for executive talent.

         Our stock option plans authorize the Committee to grant stock options to employees and consultants, including executive officers. Option grants are made from time to time to executive officers whose contributions have or are expected to have a significant impact on Vyyo's long-term performance. Vyyo's determination of whether option grants are appropriate each year is based upon individual performance measures established for each individual. Options are not necessarily granted to each executive officer during each year. In 2001, we granted options to Davidi Gilo, our Chairman of the Board, Chief Executive Officer and interim Chief Financial Officer, to purchase 1,000,000 shares of common stock. These options vest as to 25% of the options six months after the date of grant, and the remaining options vest at a rate of 4.167% per month over the following 18 months. In 2001, we granted options to John O'Connell, our former Chief Executive Officer, to purchase 1,130,000 shares of common stock. In connection with Mr. O'Connell's termination as Chief Executive Officer, these options were cancelled, and we granted to Mr. O'Connell options to purchase 800,000 shares of common stock at an exercise price of $0.01 per share. These new options were fully vested on the date of grant and will expire on December 31, 2005. Options that were granted to other executive officers in 2001, generally vest as to 50% of the options on the date that is six months after the date of grant, and thereafter in equal monthly installments over a period of six months, and expire five years from the date of grant. Details on stock options granted to certain executive officers in 2001, are provided in "Option Grants in Last Fiscal Year," and details regarding the option repricing of Mr. O'Connell's options in 2001 are provided in "Report on Repricing of Options."

         Compensation of Chairman of the Board and Chief Executive Officer, and former Chief Executive Officer. As described above in "Employment Agreements," the minimum salary and bonus of Davidi Gilo, the Chairman of the Board and Chief Executive Officer, are provided in his employment agreement and are subject to increases as determined by the board of directors. The base salary specified in Mr. Gilo's employment agreement, and the long term incentive compensation in the form of options granted to Mr. Gilo, were established by negotiations with Mr. Gilo, and in determining the amount of the salary and other compensation paid to Mr. Gilo, the Compensation Committee considered factors including the performance of Mr. Gilo and his contributions to Vyyo, the level of salary and long term incentive compensation paid to persons in similar positions at other companies in Vyyo's industry, and the considerable competition for executive talent within the industry. As described above, in August 2001, Mr. Gilo and Vyyo agreed to amend Mr. Gilo's employment agreement to reduce Mr. Gilo's annual salary and extend the term of the agreement by one year.

         As described above in "Employment Agreements," the minimum salary and bonus of John O'Connell, our former Chief Executive Officer, were provided in his employment agreement prior to its termination in October 2001. The base salary specified in Mr. O'Connell's employment agreement, and the long term incentive compensation in the form of options granted to Mr. O'Connell, were established by negotiations with Mr. O'Connell, and in determining the amount of the salary and other compensation paid to Mr. O'Connell, the Compensation Committee considered factors including the performance of Mr. O'Connell and his contributions to Vyyo, the level of salary and long term incentive compensation paid to persons in similar positions at other companies in Vyyo's industry, and the considerable competition for executive talent within the industry. The options granted to Mr. O'Connell at the time he ceased to be our Chief Executive Officer were established by negotiations with Mr. O'Connell in connection with the termination of his employment agreement.

         Mr. Gilo's and Mr. O'Connell's bonuses under their respective employment agreements are based on Vyyo's performance each year. For fiscal 2001, no bonuses were paid to either Mr. Gilo or Mr. O'Connell, or to any other executive officers of Vyyo.

         Compensation Policy Regarding Deductibility. Vyyo is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to $1 million per year. For the fiscal year ended December 31, 2001, none of our executive officers received $1 million. It is not expected that the compensation to be paid to our executive officers for fiscal 2002 will exceed the $1 million limit for any officer. Our option plans are structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under any of the option plans, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation which will not be subject to the $1 million limitation. The Compensation Committee currently intends to limit the dollar amount of all other compensation payable to Vyyo's executive officers to no more than $1 million.

         Report on Repricing of Options

         In October 2001, the board of directors cancelled all of the existing options of John O'Connell, Vyyo's former Chief Executive Officer, in exchange for a new grant of options at an exercise price of $0.01 per share. The existing options were cancelled and the new options were granted in connection with Mr. O'Connell's termination as our Chief Executive Officer and the termination of Mr. O'Connell's employment agreement.

         Under the terms of the cancellation and new grant, on October 29, 2001, Mr. O'Connell's options to purchase 1,130,000 shares of our common stock, which were previously granted at an exercise price of $1.10 per share, were cancelled, and 800,000 new options were granted at an exercise price of $0.01 per share, which was substantially below the closing price of our common stock on such date of $0.90 per share. The new options were immediately vested as to all of the options subject to the grant. The new options will terminate on December 31, 2005.

         The following table sets forth the number of options repriced for all of our executive officers for the fiscal years ended December 31, 2001 and 2000:

                                            Number of                                                          Length of
                                            Securities       Market Price    Exercise Price       New       Original Option
                                            Underlying        at Time of       at Time of      Exercise     Term Remaining
                            Date of           Options          Repricing        Repricing        Price        at Date of
          Name             Repricing       Repriced (#)          ($/Sh)           ($/Sh)         ($/Sh)       Repricing
          ----             ---------       ------------          ------           ------         -----        ---------
John R. O'Connell           10/29/01         800,000             $0.90           $ 1.10         $0.01       4.7 years/(1)/
  Former Chief              12/04/00         870,000             $7.66           $20.00         $7.66       4.8 years/(2)/
  Executive Officer

_____________________
  (1)  The replacement options have a term of 4.2 years after the date of grant.
  (2)  The replacement options have a term of 1.1 years after the date of grant.

         The above Report on Executive Compensation is submitted by the Compensation Committee:

Lewis S. Broad
Alan L. Zimmerman

 Report of the Audit Committee

         The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Vyyo under the Securities Act of 1933 or the Securities Exchange Act of 1934.

         The Audit Committee of the board of directors is governed by a written charter that was adopted by the Committee and approved by the full board in 2000. A copy of the charter was included in the proxy statement for the 2001 annual meeting of stockholders.

         The Audit Committee oversees Vyyo's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the annual report on Form 10-K for the year ended December 31, 2001, with management including a discussion on the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

         The Committee also reviewed with Vyyo's independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Vyyo's accounting principles and such other matters as are required to be discussed by Statement on Auditing Standards No. 61. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and Vyyo, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with the auditors' independence.

         The Committee discussed with the independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of Vyyo's internal controls, and the overall quality of Vyyo's financial reporting. To carry out its responsibilities, the Audit Committee met five times in 2001.

         In reliance on the reviews and discussion referred to above, the Committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in Vyyo's annual report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Committee and the board have also recommended, subject to stockholder approval, the selection of Vyyo's independent auditors.

Members of the Audit Committee

Neill H. Brownstein, Audit Committee Chairman
Lewis S. Broad, Member
Samuel L. Kaplan, Member

Stock Performance Graph

         The following information and performance graph do not constitute solicitation material, and shall not be deemed filed or incorporated by reference into any other filing by Vyyo under the Securities Act of 1933, or the Securities Exchange Act of 1934.

         The graph below compares the cumulative total stockholder return on our common stock with the cumulative total return on the Nasdaq Stock Market Index and the Nasdaq Telecommunications Index. The period shown commences on April 5, 2000, the date that our common stock was registered under Section 12 of the Securities Exchange Act of 1934, and ends on December 31, 2001, the end of Vyyo's last fiscal year. The graph assumes an investment of $100 on April 5, 2000, and the reinvestment of any dividends.

         The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of our common stock.

                        [Performance Graph Appears Here]

                          TOTAL RETURN TO STOCKHOLDERS

                       APRIL 5, 2000 TO DECEMBER 31, 2001

                                Cumulative Total Return*
                                ------------------------

                                04/05/00         12/31/00          12/31/01
                                --------         --------          --------

Vyyo Inc.                          $100           $45.37            $10.74

Nasdaq Stock Market Index          $100           $58.79            $46.65

Nasdaq  Telecommunications         $100           $44.61            $29.87
Index

________________________
*$100 invested on April 5, 2000 in stock or index - including reinvestment of dividends. Fiscal year ending December 31.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Since January 1, 2001, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect interest other than compensation arrangements that are described where required under "Executive Compensation and Other Information" and the transactions described below.

         In 2001, we paid an aggregate of $390,000 to an unaffiliated third party management company in connection with several charters of an aircraft for business travel purposes. While we chartered the aircraft directly from the management company, the chartered aircraft is owned by Harmony Management, Inc., of which Davidi Gilo and his wife are the sole shareholders. Payments made by us to the management company for the aircraft charters were ultimately paid to Harmony Management, after deductions for certain operating costs and charter management fees. At the instruction of Harmony Management, the hourly rate charged by the management company for these charters was substantially less than the standard rate charged by the management company for similar charters to other unaffiliated parties. In 2001, we also reimbursed Harmony Management for sales and marketing expenses incurred by Harmony Management on our behalf amounting to $285,000.

         Prior to entering into a lease for our headquarters office in Cupertino, California in August 2001, we subleased these premises from Zen Research, Inc. on a month-to-month basis. Mr. Gilo is a controlling shareholder and the Chairman of the Board of Zen Research's parent corporation. In addition, Mr. Pezzola is the Vice Chairman of the Board of Zen Research's parent corporation. We paid a total of $438,000 to Zen Research for rent and other reimbursed expenses under our sublease during 2001.

         Avraham Fischer, a director of Vyyo, is a senior partner of the law firm of Fischer, Behar, Chen & Co., which represents us on matters relating to Israeli law. We paid approximately $287,000 in legal fees to this firm in 2001.

         We have entered into indemnification agreements with our directors and executive officers containing provisions that may require us, among other things, to indemnify our directors and executive officers against various liabilities that may arise by virtue of their status or service as directors and executive officers, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

                              STOCKHOLDER PROPOSALS

         Under our bylaws, if you intend to present a proposal at Vyyo's 2003 annual stockholder meeting, you must deliver a copy of your proposal to our Corporate Secretary, Stephen P. Pezzola, at Vyyo Inc., 20400 Stevens Creek Boulevard, Suite 800, Cupertino, California 95014, not less than 60 nor more than 90 days prior to the anniversary date of the 2002 annual stockholder meeting, unless the date of Vyyo's 2003 annual stockholder meeting is more than 30 calendar days before or after the date of our 2002 meeting, in which case your notice of a proposal will be timely if we receive it by the close of business on the tenth day following the day we publicly announce the date of the 2003 meeting or mail notice of the meeting, whichever occurs first. These requirements are separate from and in addition to the Securities and Exchange Commission's requirements for a stockholder to have a proposal included in Vyyo's proxy statement.

         Stockholders interested in submitting a proposal for inclusion in the proxy materials for Vyyo's annual meeting of stockholders in 2003, may do so by following the procedures prescribed in Securities and Exchange Commission Rule 14a-8 and submitting such proposal to our Corporate Secretary, Mr. Pezzola, at our address noted above. To be eligible for inclusion, stockholder proposals must be received by the Corporate Secretary no later than December ___, 2002.

                                  OTHER MATTERS

         The board of directors knows of no other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

         It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                        By Order of the Board of Directors,



                                        -----------------------------------
                                        Davidi Gilo
                                        Chairman of the Board

March ___, 2002
Cupertino, California

                                   APPENDIX A

                                     FORM OF
                         CERTIFICATE OF AMENDMENT OF THE
             THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                    VYYO INC.

   Stephen P. Pezzola hereby certifies that:

   1. He is the duly elected and acting Secretary of Vyyo Inc., a corporation organized and existing under the laws of the state of Delaware (the "Corporation").

   2. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation amends the provisions of the Third Amended and Restated Certificate of Incorporation of the Corporation.

   3. The terms and provisions of this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation (i) have been approved by the Board of Directors of the Corporation in a resolution setting forth and declaring advisable the amendment contained herein and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the Delaware General Corporation Law.

   4. Article FOURTH of the Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended such that the following paragraphs shall be inserted at the end thereof:

"Effective immediately upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the "Effective Time"), each one (1) share of Common Stock of the Corporation issued and outstanding, by virtue of this amendment to the Corporation's Third Amended and Restated Certificate of Incorporation, shall be combined into one-third (1/3) of one (1) share of fully paid and nonassessable Common Stock of the Corporation, subject to the treatment of fractional shares interests described below. Following the effectiveness of this amendment, the Corporation will evidence the reverse stock split effected hereby pursuant to procedures adopted by the Corporation.

No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation.

A holder of Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices of the Common Stock, as reported in The Wall Street Journal, on the thirty (30) trading days preceding the date that is five (5) trading days before the Effective Time (as adjusted for the reverse stock split effected hereby) (or if such prices are not available, the average of the last bid and asked prices of the Common Stock on such days (as adjusted for the reverse stock split effected herby) or other price determined by the Board of Directors)."

       IN WITNESS WHEREOF, this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation, which amends certain provisions of the Third Amended and Restated Certificate of Incorporation of the Corporation, having been duly adopted in accordance with Section 242 of the Delaware General Corporation Law, has been duly executed by its Secretary, this __________________ day of __________________________, 2002.




___________________________________
Stephen P. Pezzola, Secretary

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                   VYYO INC.
                FOR THE 2002 ANNUAL MEETING OF THE STOCKHOLDERS

                                  MAY 7, 2002

     The undersigned stockholder of VYYO INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March ___, 2002 and the 2001 Annual Report to Stockholders and hereby appoints Michael P. Corwin, Stephen P. Pezzola, and Bruce P. Johnson, or any of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2002 Annual Meeting of Stockholders of VYYO INC. to be held on May 7, 2002 at 10:00 a.m., local time, at VYYO INC.'s principal executive office located at 20400 Stevens Creek Boulevard, Suite 800, Cupertino, California 95014, and at any adjournment or adjournments thereof, and to vote all shares of common stock, which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF CLASS II DIRECTORS, FOR THE
                         ---                                     ---
PROPOSAL TO AUTHORIZE THE BOARD OF DIRECTORS TO EFFECT A ONE-FOR-THREE REVERSE SPLIT OF THE OUTSTANDING COMMON STOCK, FOR THE RATIFICATION OF THE APPOINTMENT OF KESSELMAN & KESSELMAN CPAs (ISR), A MEMBER OF PRICEWATERHOUSECOOPERS INTERNATIONAL LIMITED, AS INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

     1. ELECTION OF CLASS II DIRECTORS:

_____FOR all nominees listed below          _____WITHHOLD AUTHORITY to vote
      (except as indicated)                 for all nominees listed below

If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.

     Lewis S. Broad
     Neill H. Brownstein

2. PROPOSAL TO AUTHORIZE THE BOARD OF DIRECTORS TO AMEND THE VYYO INC. THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-THREE REVERSE SPLIT OF THE OUTSTANDING SHARES OF COMMON STOCK, AT ANY TIME PRIOR TO THE 2003 ANNUAL MEETING OF STOCKHOLDERS.

     ______FOR                 ______AGAINST              ______ABSTAIN

3. RATIFICATION OF THE APPOINTMENT OF KESSELMAN & KESSELMAN CPAs (ISR), A MEMBER OF PRICEWATERHOUSECOOPERS INTERNATIONAL LIMITED, AS INDEPENDENT AUDITORS OF VYYO INC. FOR FISCAL YEAR 2002.

     ______FOR                 ______AGAINST              ______ABSTAIN


                                      Dated:__________________________, 2002


                                      --------------------------------------
                                           Signature

                                      --------------------------------------
                                           Signature

                                     This Proxy should be marked, dated and
                                     signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.